2 MANHATTANVILLE ROAD
                                                         PURCHASE, NY 10577-2196

News Release

Media Contact: Jack Cox, 914-397-1952
Analyst Contact: Carol Tutundgy, 914-397-1632

 International Paper Reports Strong Improvement in Operating Earnings for Third
                                    Quarter

October 12, 1999

Purchase, N.Y. -- International Paper reported third-quarter 1999 earnings of $192 million ($.46 per share) before special and extraordinary items. This is an increase of $92 million ($.22 per share) over second-quarter 1999 net earnings, which were $100 million ($.24 per share). Third-quarter 1998 earnings before extraordinary items were $81 million ($.20 per share). Third-quarter 1999 net sales were $6.3 billion, up $300 million from the previous quarter and the year-earlier period. All previous periods have been restated to include Union Camp Corporation.

"Our markets have been improving all year and the results we announced today clearly show that," noted John Dillon, chairman and chief executive officer. "In each month of the quarter, our earnings increased and we believe the improved quarterly earnings trend will continue for the next year."

"Not only are our markets getting better, and our internal cost-cutting programs succeeding, we are also seeing the benefits of our merger with Union Camp reflected in our earnings, keeping us on track to realize the $425 million in merger related annualized savings by the end of 2000. In fact, we will achieve about one-third of that savings by the end of this year. Going forward, we will continue to manage production in line with our customer orders and not build inventory."

International Paper reported net earnings of $142 million ($.34 per share) in the third quarter of 1999 after special and extraordinary items. Special items amounted to $47 million after tax ($.11 per share) and consisted of pre-tax charges of $50 million for Union Camp merger related severance, $18 million for one-time merger expenses and $10 million for environmental reserves related to former Union Camp facilities. The extraordinary expense of $3 million after taxes ($.01 per share) was for the refinancing of high interest Union Camp debt, which International Paper assumed under the merger agreement.

Because International Paper has a large concentration of facilities and forestlands in the southeastern U.S., this season's Atlantic hurricanes negatively impacted earnings by about $.03 per share.

"We experienced weather related disruptions caused by Hurricane Floyd in September," Dillon explained. "Our facilities in the coastal areas of Georgia, South Carolina, North Carolina, and Virginia shutdown as the storm approached. Most of the locations resumed production within hours of the storm's passage. One major exception was our Franklin, Virginia complex, which resumed partial production last week. As a result, we estimate that the company is losing about 2,000 tons per day of production from the Franklin Mill, one of our largest Printing and Communications Papers operations."

Page 2


During the third quarter, the effective tax rate on operating earnings decreased from 30 percent to 28 percent. This had a positive impact on earnings of about $.03 per share.

Looking at the business segments, the largest gains came from the Packaging and Printing and Communications Papers businesses, which together account for slightly more than half of International Paper's annual sales. Earnings in the U.S. papers segment increased more than 400 percent over the previous quarter due to favorable pricing, internal cost-cutting activities and other benefits realized as a result of the merger with Union Camp earlier this year.

Earnings in the company's European Papers business also improved substantially in the third quarter. The company's eastern European operations were particularly strong, led by its mill in Poland, with the recently acquired mill in Russia also contributing to the profit improvement.

In the Packaging segment, earnings for Industrial Packaging were up 30 percent over the second quarter, primarily as a result of favorable pricing and other benefits from the Union Camp merger. Consumer Packaging earnings were up only slightly from the prior period, due in part to a slower than anticipated price recovery for the bleached board system and tight markets for converters.

Earnings within the Petroleum and Chemicals segment improved by 38 percent from the second quarter, due to higher prices.

Forest Products segment earnings were almost 15 percent above the previous quarter. Within the segment, Forest Resources' earnings were up about 30 percent over the previous quarter, in part due to the sale of forestlands in northeastern Maine. In addition, harvest volumes continued strong, and stumpage prices for both pine pulpwood and saw timber improved in September. Within Building Materials gains in the wood products group were offset by a slight decline in earnings from the Masonite(TM) and decorative products groups.

In the Distribution segment, sales were relatively flat with the previous quarter, while earnings declined slightly.

International Paper (www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include printing paper, packaging, building materials, chemical products and distribution. Headquartered in the United States at Purchase, N.Y., the company has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.

                                     # # # #

This news release contains certain forward-looking statements concerning anticipated earnings and cost savings. Actual results may differ based primarily on pricing levels, the strength of the U.S. and European economies and whether earnings from merger-related and other cost-cutting initiatives are achieved.

Page 3


                               International Paper
                            Sales by Industry Segment
                            Preliminary and Unaudited
                                  (In millions)

                                    Three Months Ended       Nine Months Ended
                                       September 30,            September 30,
                                       -------------            -------------
                                      1999       1998          1999        1998
                                      ----       ----          ----        ----

Printing & Communications           $1,500    $ 1,455       $ 4,380     $ 4,520
Papers

Industrial & Consumer Packaging      1,780      1,765         5,215       5,285

Distribution                         1,740      1,685         5,115       4,475

Chemicals & Petroleum                  370        370         1,080       1,110

Forest Products                        825        725         2,425       2,155

Carter Holt Harvey                     410        345         1,175       1,125

Less: Intersegment Sales              (374)      (293)       (1,111)       (799)
                                    ------    -------       -------     -------

                                    $6,251    $ 6,052       $18,279     $17,871
                                    ======    =======       =======     =======

Page 4


                               International Paper
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)

                                                    Three Months Ended            Nine Months Ended
                                                       September 30,                September 30,
                                                  1999(e)        1998(e)        1999(e)        1998(e)
                                                 --------       --------       --------       --------
Net Sales (In billions)                          $    6.3       $    6.1       $   18.3       $   17.9
                                                 --------       --------       --------       --------

Earnings Before Interest, Income
     Taxes, Minority Interest and
     Extraordinary Items                              376(a)         130(c)         700(b)         800(c,d)

     Interest expense, net                            134            147            400            461
                                                 --------       --------       --------       --------

Earnings (Loss)  Before Income Taxes,
     Minority Interest and Extraordinary Items        242(a)         (17)(c)        300(b)         339(c,d)

     Income tax (benefit) provision                    54(a)         (23)(c)         64(b)          89(c,d)

     Minority interest expense, net of taxes           43              8            117             49
                                                 --------       --------       --------       --------

Earnings (Loss) Before Extraordinary
   Items                                              145(a)          (2)(c)        119(b)         201(c,d)

   Loss on extinguishment of debt                       3                            16
                                                 --------       --------       --------       --------

Net Earnings (Loss)                              $    142(a)    $     (2)(c)   $    103(b)    $    201(c,d)
                                                 ========       ========       ========       ========

Earnings (Loss) Per Common Share
  Before Extraordinary Items                     $   0.35       $  (0.01)      $   0.29       $   0.49

  Loss on extinguishment of debt                 $  (0.01)                     $  (0.04)
                                                 --------       --------       --------       --------

Earnings (Loss) Per Common Share                 $   0.34       $  (0.01)      $   0.25       $   0.49
                                                 ========       ========       ========       ========

Earnings (Loss) Per Common Share -
    Assuming Dilution                            $   0.34       $  (0.01)      $   0.25       $   0.49
                                                 ========       ========       ========       ========

Average Common Shares Outstanding                   413.5          412.2          412.9          410.5
                                                 ========       ========       ========       ========

(a) Includes a $68 million pretax charge ($41 million after taxes) for merger integration costs, and a $10 million pretax charge ($6 million after taxes) for the establishment of additional environmental remediation reserves.

(b) Includes a $225 million pretax charge ($157 million after taxes) for merger integration costs; $36 million of pretax earnings ($27 million after taxes) from the reversal of restructuring reserves no longer required; restructuring and other charges totaling $113 million before taxes ($68 million after taxes); and a $10 million pretax charge ($6 million after taxes) for the establishment of additional environmental remediation reserves.

(c) Includes a $20 million pretax gain ($12 million after taxes) on the sale of the Veratec nonwovens business, $45 million of pretax earnings ($27 million after taxes) from the reversal of previously established restructuring and asset impairment reserves that were no longer required, $55 million of pretax oil and gas impairment charges ($33 million after taxes), and new restructuring and other charges totaling $155 million ($88 million after taxes).

Page 4

(d) Includes a $6 million pretax charge ($4 million after taxes) to write off in-process research and development costs related to an acquisition by Scitex, a 13% owned investee company.

(e) Amounts have been restated to reflect the merger with Union Camp.

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